Free Writing Prospectus

Dated January 25, 2017

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-05

$1.31B CARMAX AUTO OWNER TRUST 2017-1

JT-BOOKS: Barclays (str), Credit Suisse, RBC

CO-MGRS: Mizuho, MUFG, Scotiabank, Wells Fargo

CLS	$AMT(MM)	WAL	M/F	PWIN	E.FNL	L.FNL	BMK+SPD	YLD	COUP	PRICE
A1	251.000	0.26	P-1/F1+	1-7	08/17	02/18		0.85%	0.85%	100.00000
A2	430.000	1.10	Aaa/AAA	7-21	10/18	02/20	EDSF + 27	1.545%	1.54%	99.99997
A3	430.000	2.54	Aaa/AAA	21-42	07/20	11/21	IntS + 35	1.996%	1.98%	99.98091
A4	117.800	3.79	Aaa/AAA	42-48	01/21	09/22	IntS + 41	2.289%	2.27%	99.97042
B	24.800	3.96	Aa3/AA	48-48	01/21	09/22	IntS + 65	2.558%	2.54%	99.98323
C	26.200	3.96	A3/A	48-48	01/21	10/22	IntS + 95	2.858%	2.84%	99.99584
D	30.200	3.96	Baa3/BBB	48-48	01/21	07/23	IntS + 155	3.458%	3.43%	99.98773

TICKER:	CARMX 2017-1	REGISTRATION:	SEC-REG
EXPECTED PXG:	PRICED	EXPECTED RATINGS:	MOODY’S/FITCH
EXPECTED SETTLE:	01/31/17	PXG SPEED:	1.3% ABS to 10% CALL
FIRST PAY:	02/15/17	ERISA ELIGIBLE:	YES
BILL & DELIVER:	BARCLAYS	MIN DENOMS:	$5K x $1K

AVAILABLE INFORMATION:

* Preliminary Prospectus, FWP, CDI (attached)

* Roadshow   : www.dealroadshow.com     Passcode: CARMX171

* Intexnet   : bcgcaot_2017-1_preprice     Passcode: BAY2

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (888) 603-5847.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.